As filed with the Securities and Exchange Commission on December 18, 2013

Registration Statement No. 333-106146

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Mindspeed Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	01-0616769
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

4000 MacArthur Boulevard, East Tower

Newport Beach, California 92660-3095

(949) 579-3000

(Address, including zip code, and telephone number of Principal Executive Offices)

John Croteau

President and Chief Executive Officer

Mindspeed Technologies, Inc.

c/o M/A-COM Technology Solutions Holdings, Inc.

100 Chelmsford Street

Lowell, Massachusetts 01851

(978) 656-2500

(Name, address and telephone number of Agent For Service)

Copy to:

Jason Day

Perkins Coie LLP

1900 Sixteenth Street, Suite 1400

Denver, Colorado 80202

(303) 291-2300

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3, File No. 333-106146 (the “Registration Statement”) of Mindspeed Technologies, Inc. (the “Company”), which was originally filed with the Securities and Exchange Commission on June 16, 2003, and as subsequently amended, pertaining to the registration of 35,000,000 shares of the Company’s common stock, par value $0.01 per share, including the associated preferred share purchase rights.

On December 18, 2013, pursuant to an Agreement and Plan of Merger, dated as of November 5, 2013, among the Company, M/A-COM Technology Solutions Holdings, Inc., a Delaware corporation (“Parent”), and Micro Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Acquisition Sub”), Acquisition Sub merged with and into the Company, with the Company surviving as a direct wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on the 18th day of December, 2013.

MINDSPEED TECHNOLOGIES, INC.

By:	/s/ John Croteau
John Croteau
President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.